Exhibit 99

FOR IMMEDIATE RELEASE

Media contacts:	Deborah Spak, (847) 948-2349
Sally Benjamin Young, (847) 948-2304

Investor contacts:	Mary Kay Ladone, (847) 948-3371
Mike Shapiro, (847) 948-3212

BAXTER INTERNATIONAL INC. NAMES BLAKE DEVITT TO

BOARD OF DIRECTORS

DEERFIELD, Ill., March 21, 2005 – Baxter International Inc. (NYSE:BAX) today announced that Blake E. Devitt has been appointed to serve as a member of its board of directors. Devitt, age 58, recently retired as senior audit partner and leader of the pharmaceutical and medical device industry practice at Ernst & Young LLP, headquartered in New York City.

Over his 33-year career at Ernst & Young, he served as lead partner on several of the firm’s largest pharmaceutical and medical device audit clients, including Eli Lilly and Company and Guidant Corporation. Over the past four years, he led the development and delivery of Ernst & Young’s advisory services to other global pharmaceutical companies, and he served as an elected member of the firm’s Partner Advisory Council. Earlier in his career, Devitt served as an Accounting Fellow for the Financial Accounting Standards Board (FASB).

“Blake brings both an extensive background in accounting and finance and a familiarity with our industry, which will add significant value and perspective to our board,” said Robert L. Parkinson, Jr., Baxter’s chairman and chief executive officer.

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DEVITT APPOINTED TO BAXTER’S BOARD – Page 2

Devitt received a bachelor of science degree in accounting from Bradley University in Peoria, Ill. and a master’s degree in business administration from the University of Wisconsin (Madison).

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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